In response to recent investor questions, ShengdaTech has provided the following:

1.	What is the typical process for a new customer to incorporate NPCC in its manufacturing process?

A)
Following a careful qualification of a prospect, the first step in working with a new customer is for our research and development team to meet with the customer to develop a customized formula to meet their criteria for their end product. The formula is then tested and adjustments are made as necessary. Once a formula has been finalized, orders are placed and a long-term relationship commences. The customer’s manufacturing process normally is not disrupted during this process nor does the customer incur any additional costs in incorporating NPCC in its manufacturing process. Typically, the cost of the research and development is shared by the customer and ShengdaTech.

2.	What is the savings per metric ton to a manufacturer using NPCC in its production?

A)
The savings per metric ton varies for each customer and application, and depends on their product formula before using NPCC and on the amount of NPCC incorporated in the new formula. Consequently, there is a range of cost-reduction realized. On average, we estimate that our customers reduce their input costs by approximately 3% when using NPCC.

3.	Is it possible for ShengdaTech to produce NPCC at the customers’ manufacturing plant or in a remote location?

A)
Access to an ample supply of raw material is important in maintaining our low manufacturing costs. Our Xianyang facility is located next to one of the highest quality limestone quarries in China. Limestone is a core ingredient used in Shengda Tech’s proprietary NPCC production, so the close proximity of the limestone quarry not only ensures consistent supply of raw material, but also reduces transportation costs.

4.	What is the projected tax rate for 2008?

A)	The expected tax rate for 2008 for all three facilities is 16.5%.

5.	What is the projected gross margin for NPCC in 2008?

A)	We project our gross margin for our NPCC segment in 2008 will yield a very slight reduction from 2007 due to the increase in deprecation costs from our new stainless steel lines.

6.	Why did ShengdaTech decide to use the higher priced stainless steel instead of carbon steel for its new NPCC lines?

A)
We decided to use a higher quality steel for several reasons. First, the stainless steel has a longer useful life than carbon steel. The lines made from stainless steel have an expected life of 30 years compared to 10 years for the carbon steel. Second, the maintenance period for stainless steel requires one third less than that of carbon steel. Third, stainless steel does not rust therefore ensuring a higher level of purity for our NPCC particles. The higher the level of purity of our NPCC particle enables us to target higher value end markets. This adds up to a superior return on investment for the Company.

7.	What is the schedule for ramping up production for the new 60,000 metric tons?

A)	We expect our ramp- up process will be as follows:

40% capacity in April, 50% capacity in May, 70% capacity in June, 80% capacity in July and 100% capacity in August

8.	How do you anticipate your product mix to change in 2008?

A)	We expect our product mix will increase for adhesive, paper and paint applications. We also expect to add polyethylene to our product mix.

9.	Will you increase your exports during 2008?

A)	We expect that our exports will increase from approximately 1% of revenue to approximately 10% of revenue.

10.	Is the average selling price for NPCC exports the same as the domestic price?

A)
The average selling price for NPCC exports will be higher when compared to our average selling price for our NPCC domestic price. This will be influenced by increases in freight required to reach our international markets.

11.	What applications of NPCC are expected to be exported?

A)	Essentially, the same mix as applications in China, NPCC for use in polyethylene, rubber, latex and paper.